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                                                                    EXHIBIT 99.2

RELTEC TAKES DOWN SHARES OF POSITRON FIBER SYSTEMS AND EXTENDS TENDER OFFER TO ACQUIRE REMAINING SHARES OUTSTANDING

CLEVELAND, OH -- September 14, 1998 -- RELTEC Corporation (NYSE: RLT) today announced that RELTEC Acquisition Inc., an indirectly wholly-owned subsidiary, is taking down all validly deposited common shares of Positron Fiber Systems Corporation (PFS) (NASDAQ: PFSCF, ME/TSE: PFS) under RELTEC's previously announced offer to purchase all of the outstanding common shares of PFS for US$13.625. As of midnight EST, Friday, September 11, 1998 (the initial expiration date of the tender offer), more than 90% of the outstanding common shares of PFS were validly deposited into the offer. In accordance with Canadian securities laws, RELTEC will pay for the shares taken down under the offer within three days.

RELTEC is extending its tender offer until 4:00 p.m. EST, Friday, September 18, 1998, in order to allow the remaining PFS shareholders the opportunity to accept its offer. RELTEC intends to acquire any remaining shares not validly deposited pursuant to the extended offer in accordance with applicable Canadian law by way of a compulsory acquisition within 90 days after the expiration date of the offer.

The dealer manager for the tender offer is J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. in the United States. The depositary for the tender offer is CIBC Mellon Trust Company. D.F. King & Co., Inc. is acting as information agent in the United States. Questions concerning the tender offer may be directed to J.P. Morgan Securities Canada Inc. in Canada at 416-981-9159 or to D.F. King & Co. in the U.S. at 800-758-5880.

RELTEC is a leader in the design, manufacture and sale of a broad range of telecommunications systems, products and services. Its Access Systems, Integrated Wireless Solutions and Network Components and Services are sold to wireline and wireless service providers and OEMs around the globe. RELTEC operates manufacturing plants in North America, Europe, Asia/Pacific and Latin America with over 5,900 employees worldwide. Additional information is available on the Company's website at www.relteccorp.com.

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